Filed Pursuant to Rule 433
Registration Statement No. 333-139693
March 3, 2008

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B4, Class B5, Class B6, Class P and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Collateral Group(s)	Initial Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula		Initial Certificate Ratings(6)
					Type	S&P	Fitch
1-A1	1A, 1B	$309,388,000	6.00000%	6.00000%	Super Senior, Exchangeable	AAA	AAA
1-A2	1A, 1B	$ 18,113,000	6.00000%	6.00000%	Senior Support, Exchangeable	AAA	AAA
1-A3(3)	1A, 1B	$211,663,000	6.00000%	6.00000%	Super Senior, Sequential	AAA	AAA
1-A4(3)	1A, 1B	$ 26,566,000	6.00000%	6.00000%	Senior Mezzanine, Sequential	AAA	AAA
1-A5(3)	1A, 1B	$ 13,947,000	6.00000%	6.00000%	Senior Support, Sequential	AAA	AAA
1-A6(3)	1A, 1B	$ 63,224,000	6.00000%	6.00000%	Super Senior, Sequential	AAA	AAA
1-A7(3)	1A, 1B	$ 7,935,000	6.00000%	6.00000%	Senior Mezzanine, Sequential	AAA	AAA
1-A8(3)	1A, 1B	$ 4,166,000	6.00000%	6.00000%	Senior Support, Sequential	AAA	AAA
1-A9	1B	$ 30,020,000(4)	6.50000%	6.50000%	Senior, Interest-Only	AAA	AAA
1-A10	1A, 1B	$327,501,000	6.00000%	6.00000%	Senior, Exchangeable	AAA	AAA
1-A11	1A, 1B	$238,229,000	6.00000%	6.00000%	Super Senior, Exchangeable	AAA	AAA
1-A12	1A, 1B	$ 71,159,000	6.00000%	6.00000%	Super Senior, Exchangeable	AAA	AAA
1-A13	1A, 1B	$ 52,614,000	6.00000%	6.00000%	Senior Support, Exchangeable	AAA	AAA
1-A14	1A, 1B	$274,887,000	6.00000%	6.00000%	Super Senior, Exchangeable	AAA	AAA
1-A15	1A, 1B	$252,176,000	6.00000%	6.00000%	Senior, Exchangeable	AAA	AAA
1-A16	1A, 1B	$ 75,325,000	6.00000%	6.00000%	Senior, Exchangeable	AAA	AAA
1-A17	1A, 1B	$ 34,501,000	6.00000%	6.00000%	Senior Mezzanine, Exchangeable	AAA	AAA
AP	PO	$ 1,111,035	0.00000%	0.00000%	Senior, Principal-Only	AAA	AAA
B1	1A, 1B	$ 10,351,000	6.59383%	Weighted Average Rate(5)	Subordinate	AA	N/A
B2	1A, 1B	$ 1,897,000	6.59383%	Weighted Average Rate(5)	Subordinate	A	N/A
B3	1A, 1B	$ 1,380,000	6.59383%	Weighted Average Rate(5)	Subordinate	BBB	N/A
R	1A, 1B	$ 100	6.00000%	6.00000%	Senior, Residual	AAA	AAA
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(1)	These balances are approximate, as described in the prospectus supplement.

(2)	Reflects the initial interest rate as of the first distribution date.

(3)
These classes of certificates are exchange certificates. Certain combinations of exchange certificates can be exchanged for corresponding exchangeable certificates, as described in the prospectus supplement.

(4)
Initial notional amount. These classes of certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(5)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 1A and 1B, weighted on the basis of the group subordinate amounts thereof.

(6)	The designation “N/A” means that the specified rating agency will not rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AA1
1-A2	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AB9
1-A3	CM	24 Day	30/360	3/25/2038	8/25/2015	$ 100,000	$1	52522U AC7
1-A4	CM	24 Day	30/360	3/25/2038	8/25/2015	$ 100,000	$1	52522U AD5
1-A5	CM	24 Day	30/360	3/25/2038	8/25/2015	$ 100,000	$1	52522U AE3
1-A6	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AF0
1-A7	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AG8
1-A8	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AH6
1-A9	CM	24 Day	30/360	3/25/2038	2/25/2038	$1,000,000	$1	52522U AJ2
1-A10	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AK9
1-A11	CM	24 Day	30/360	3/25/2038	8/25/2015	$ 100,000	$1	52522U AL7
1-A12	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AM5
1-A13	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AN3
1-A14	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AP8
1-A15	CM	24 Day	30/360	3/25/2038	8/25/2015	$ 100,000	$1	52522U AQ6
1-A16	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AR4
1-A17	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AS2
AP	CM	Not Applicable	Not Applicable	3/25/2038	1/25/2038	$ 100,000	$1	52522U AT0
B1	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AU7
B2	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AV5
B3	CM	24 Day	30/360	3/25/2038	2/25/2038	$ 100,000	$1	52522U AW3
R	CM	24 Day	30/360	3/25/2038	3/25/2008	100%(5)	Not Applicable	52522U AX1
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(1)	CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.

(2)	24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date.

(3)	Calculated as described in the prospectus supplement.

(4)
The expected final distribution date, based upon (i) 300% of the PSA prepayment assumption, and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” in the prospectus supplement. The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.